Exhibit 10K

Exclusive Distribution Rights Agreement

AGREEMENT (the "Agreement") dated as of January 1 2006, by and between CONFIDENT INC. and Its Nominee (DISTRIBUTOR), having its principal offices at 30616 Sand Trap Drive, Agoura Hills, CA 91301 and SEYCHELLE ENVIRONMENTAL PRODUCTS JNC. ("SEYCHELLE"), having its principal offices at 33012 Calle Perfecto, San Juan Capistrano, CA 92675.

WHEREAS, DISTRIBUTOR now desires to be designated by SEYCHELLE as the exclusive distributor within the Peoples Republic of China, Hong Kong, Singapore and Taiwan (Hereinafter referred to as "The Territory") of the water fil1ration products manufactured and sold by SEYCHELLE which products are described on Exhibit "A" hereto (and are each herein referred to individually as a "Product" and, collectively, as the "Products"), and thereby to have and hold the exclusive right to distribute and sell each of the Products within The Territory during the time periods provided herein; and

WHEREAS, SEYCHELLE is willing to designate and empower DISTRIBUTOR as the exclusive distributor of the Products in The Territory on the terms and conditions, and for the time periods set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Exclusive Distribution Rights.

A. SEYCHELLE hereby grants to DISTRIBUTOR the exclusive right to distribute and sell each of the Products within the The Territory for and during an initial period of five (5) years commencing on April 1, 2006, and ending on March 31, 2011. Details are provided in Section (vi) below. .

B. The parties hereto understand and agree that the scope of the rights so granted (the '"Exclusive Distribution Rights") shall mean, include and encompass the following:

(i) DISTRIBUTOR shall be the only persons or entities who may sell or distribute for  resale any of the Products within The Territory, and from whom SEYCHELLE shall accept any purchase order for any of the Products for shipment to The Territory for  sale or resale. Exclusive of sales to the Chinese Military and/or its respective  Divisions (no retail), and the Medical and Pharmaceutical industries. In the event that  any of the above becomes SEYCHELLE customers, DISTRIBUTOR shall act as a commissioned representative for SEYCHELLE, and handle all sales activities.  Commissions are to be mutually agreed upon by both parties.

(ii) In the event that no Medical or Phannaceutica1 business is developed by March 31, 2006, and no sales are ordered by the Chinese Military by June 30, 2006; DISTRJBUTOR shall be granted exclusive rights to SEYCHELLE products for these channels of distribution. However, DISTRIBUTOR shall have the right of first refusal for the Medical and Phannaceutica1 channels of distribution up to March 31, 2006, if they are able to secure sizable customer orders acceptable to SEYCHELLE.

(iii) To this effect, SEYCHELLE expressly covenants that (i) SEYCHELLE will not knowingly sell any Product to any other person or entity for which a shipping address within The Territory is indicated on the purchase order, nor complete any sale of any Product if advised by DISTRIBUTOR, upon reasonable proof: that the Product is intended by the purchaser for shipment to and/or sale within The Territory, and (ii) SEYCHELLE will not deliver any Product to any other person or entity for shipment where SEYCHELLE after due inquiry is or becomes aware that the Product is ultimately to be shipped to or sold within The Territory.

(iv) SEYCHELLE will take all reasonable action, on DISTRIBUTOR request, to prevent  or prohibit any third party purchaser of any Product from circumventing the exclusivity of the rights  hereby granted to DISTRIBUTOR.

(v) SEYCHELLE shall promptly refer to DISTRIBUTOR all inquiries or purchase  orders for the purchase of any Product .received by SEYCHELLE from any prospective purchaser  whose shipping address is within The Territory or whom SEYCHELLE knows or believes to intend  to distribute and sell such Product within The Territory.

(vi) DISTRIBUTOR shall have the right to represent itself as the exclusive distributor for  each of the Products within The Territory in printed communications, public marketing and  promotional materials and in any discussions with any private parties or agencies within The  Territory.

(vii) DISTRIBUTOR shall also have the first right of refusal for the exclusive distribution  rights in other Asian countries subject to the availability.

(viii) The exclusive rights are granted under the following conditions:

1. Upon signing the Agreement, DISTRIBUTOR shall provide SEYCHELLE with a check for $50.000 USD as initial payment for Products to be purchased. in the first quarter of this Agreement. DISTRIBUTOR. will have to purchase an additional $200.000 in Products within the time period of April, 2006 to June 30, 2006 (the first quarter of this Agreement) to maintain exclusivity.

2. For the first year, exclusive rights are granted on a quarterly basis based upon a minimum purchase of $250,000 in Products per quarter.

                  3. For the first year, in the event that DISTRIBUTOR fails to purchase the $250,000 minimum order of Products in any given single quarter, DISTRIBUTOR shall be allowed to either carry over the excess amounts from the previous quarters or add the shortfall to the next quarter. However, for any further default, SEYCHELLE have the right to: (a) waive the minimum for that quarter, (b) add the shortfall to the next quarter purchase requirement, or (c) terminate the exclusivity of the Agreement.

4. For the consecutive years covered by this Agreement; each year a 50% increase of the minimum order is required to maintain the exclusivity.  Therefore, in year 2, DISTRIBUTOR will have to purchase a minimum of $1.50 million of product; year 3 - $2.25 million; year 4 - $3.38 million: and year 5 - $5.00 million.

5. For the consecutive years, in the event that DISTRIBUTOR fails to purchase the minimum order of Products in any given single year, DISTRIBUTOR shall be allowed to either carry over the excess amounts from the previous years or add the shortfall to the next year provided period purchases are at  least 50% of the annual requirement. If not, SEYCHELLE shall have the.ight to (a) waive the minimum order for that year, (b) add the shortfall to the next year purchase requirement, or (c) terminate the exclusivity of the Agreement.

2. Obligations of as Exclusive Distributor.

A. In consideration of the grant of the Exclusive Distribution Rights made to DISTRIBUTOR in Section 1. above, DISTRIBUTOR hereby agrees that it will undertake, at its own reasonable expense and using reasonable best efforts, to obtain all necessary governmental licenses, permits and approvals required to allow the import into and sale of each of the Products within The Territory prior in each case to its commencement of distribution and sales activities of that Product in The Territory.

B. DISTRIBUTOR shall be exclusively responsible for all sales, promotion and marketing expenses relating to its distribution and sale of Products in The Territory.

C. DISTRIBUTOR covenants and agrees that it will not distribute or resell any Products purchased from SEYCHELLE other than in The Territory without first advising SEYCHELLE of its intention and receiving SEYCHELLE's prior written approval to do so.

3. Products to be Sold

A. Price and Terms of Products to:

            (i) SEYCHELLE hereby agrees to sell to DISTRIBUTOR, per attached Exhibit "B."

(ii) DISTRIBUTOR shall be responsible for all costs of shipping the purchased Products from  point of manufacture.

B. Commitment to Supply Products: SEYCHELLE represents and agrees that it will use all commercially reasonable efforts to manufacture and deliver any Products ordered by DISTRIBUTOR ou a priority basis, but in all events in a timely fashion.

4. Rights Beyond Initial Period.

It is the intention of the parties that either by meeting the minimum purchase quantities in the first 5 years or through its marketing and distribution efforts and its purchases of Products during the first 5 years that DISTRIBUTOR shall demonstrate to SEYCHELLE its capabilities as an effective facilitator for the distribution and sale of Products in The Territory, DISTRIBUTOR shall become entitled to a mutually agreed upon extension of five (5) years, the period( s) during which DISTRIBUTOR may continue to hold and exploit the Exclusive Distribution Rights. The minimum purchase requirements for any extension will be on a $5 million per year basis.

5. Indemnification.

A. SEYCHELLE warrants and represents to DISTRIBUTOR that (i) SEYCHELLE has full power and authority to grant the Exclusive Distribution Rights, (ii) no approval or consent of any third party is required to enable SEYCHELLE to make such grant or for DISTRIBUTOR thereupon to be entitled to exercise the full rights and benefits intended thereby, and (ill) the grant thereof will not breach any license, patent 'or other right or agreement to which SEYCHELLE is a party with respect to SEYCHELLE's rights and authority to manufacture and sell each of the Products.

B. SEYCHELLE shall defend and indemnify DISTRIBUTOR and hold its members, managers, officers,' employees and agents harmless against all claims and losses (including reasonable attorney's fees and costs incurred in investigating or defending against any such claims) suffered by DISTRIBUTOR in connection with or as a result of a breach of the representation and warranty made by SEYCHELLE in subsection A above.

C. Conversely, DISTRIBUTOR agrees that it shall defend and indemnify SEYCHELLE and hold its, managers, officers, employees and agents harmless against all claims and losses (including reasonable attorney's fees and costs incurred in investigating or defending against any such claims) suffered by SEYCHELLE in connection with or as a result of the gross negligence, misrepresentation or willful misconduct of DISTRIBUTOR or its personnel in the performance of its duties hereunder.

6. Miscellaneous Provisions.

    A. Modification: No modification, waiver or amendment of any term or condition of this Agreement sbaI1 be effective unless arid until it sbaI1 be reduced to writing and signed both of the parties hereto or their legal representatives.

B. Waiver: Failure by either party at any time to require performance by the other party or to claim a breach of any term of this Agreement will not be construed as a: waiver of any right under this Agreement, will not affect any subsequent breach, will not affect the effectiveness of this Agreement or any part thereof, and will not prejudice either party as regards any subsequent action.

C. Severability: If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, the rem:lining terms and provisions of this Agreement shall be unimpaired.

D. Complete Agreement: This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the parties concerning the subject matter hereof

E. Assignment: This Agreement may not be assigned, in whole or :in part, by either party hereto without prior written consent shall not be unreasonably withheld.

F. Governing Law: This Agreement shall be construed according to the laws of the State of California and shall not be subject to any choice of law provisions of such laws. This Agreement shall be binding upon DISTRIBUTOR and SEYCHELLE, and their respective successors and assigns.

G. Compliance with Laws: The parties hereto represent and agree each for itself that they and their respective employees, agents and subcontractors will comply with all applicable federal, state, county and local laws, ordinances, regulations and codes in the performance of their respective services, duties and obligations under this Agreement.

H. Force Majeure: Either party is excused from performance and shall not be liable for any delay in performance or delivery or for non-performance or non-delivery, in whole or in part, caused by the occurrence of any contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, accident, explosion, flood, storm, acts of God and similar occurrences, Either party may terminate or suspend its obligations under this Agreement if such obligations are prevented by any of the above events to the extent such events are beyond the reasonable control of the party whose reasonable performance is prevented.

I. Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same.

J. Notices: All notices to be given and payments to be made to DISTRIBUTOR hereunder shall be sent to 30616 Sand Trap Drive, Agoura Hills, CA 91301, Attention: Edward Wu. All notices to SEYCHELLE, to be made hereunder shall be given or made to SEYCHELLE at 33012 Calle Perfecto, San Juan Capistrano, CA 92675. Attention: Richard Parsons, Executive VP. All notices shall be sent by registered or certified mail or by a nationally recognized overnight delivery service and shall be deemed to have been given at the time such notice is received.

7. Survival Provisions.

The terms and provisions of the Agreement that by their sense and context to survive the performance hereof by either party or by other parties hereto shall so survive the completion of performance and termination of this Agreement, including without limitation the making of any and all payments due hereunder unless otherwise noted.

8. Confidentiality.

A. The information furnished or disclosed by either party to the other in connection with this Agreement and the performance of the respective party's services, duties and obligations hereunder, may contain or reflect confidential information with respect to the business operations and practices of the parties, any selling properties and/or buying sponsors ("Confidential Information"). Confidential Information furnished by either party to the other shall be used exclusively and only in connection with this Agreement.

B. The parties hereto acknowledge and agree that the unauthorized disclosure of use of any Confidential Information may cause immediate and irreparable injury to the party which has disclosed that Confidential Information to the -other party, injury which can not be adequately compensated by monetary damages. Accordingly, each party hereto .authorizes the other party to seek any temporary or permanent injunctive relief necessary to prevent such disclosure or use, or threat thereof. Further, each party hereto consent to the jurisdiction of any federal or state court sitting in the State of California for purposes of any suit seeking such injunctive relief: and consents to the service of process therein by certified or registered mail, return receipt requested. .

ACCEPTED AND AGREED BY:

CONFIDENT INC. and Its Nominee
By: /s/ Edward Wu
Edward Wu, President     Date: 1/4/06

/s/ Arnold Chen
Arnold Chen, Exec. VP     Date: 1/4/06

SEYCHELLE ENVIRONMENTAL PRODUCTS INC.
By: R. C. Parsons
Richard Parsons, Executive VP    Date: 1-4-06

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SEYCHELLE Products* and Pricing:

- 24oz Flip Top Bottles    $8.80
- 30oz Bottoms Up Bottles    8.80
- 30oz Canteens      8.80
- 24oz Emergency Preparedness Bottles   6.60
- Filter Replacements for all bottles   4.75
- Pitchers      20.35
- Filter Pack Replacement   11.00
- Straws-Regular      6.60
- Straws-Advanced     7.75
- Shower heads - Royal Wall Mount (White) 25.24
- Shower Replacement Filter   14.24
- Pure Water Pumps    11.93
- Pure Water Bags    13.75
- Filter Replacements -Pump/Bag    4.75

•	Additional products may be added by separate Exhibit
•	Prices subject to change with 60 days written notice.

Exhibit "B"

1. Pricing - see Exhibit "A". Prices subject to change with thirty (30) days written notice.

2.  For the first one million dollars purchase - Terms are 40% cash (USD) down with order (Wire    transfer) & 60% via an Irrevocable Letter of Credit upon shipment.

3.  For any further purchases - Terms are 30% cash (USD) down with order (Wire transfer) & 70% via   an Irrevocable Letter of Credit upon shipment.

4. It is agreed that SEYCHELLE, at its option, may reduce its cash down payment requirements in the  event that it is able to negotiate more favorable payment terms with its suppliers.

5. Shipment: FOB our plant in San Juan Capistrano, CA (USA).

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